EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO
THIRD RESTATED ARTICLES OF INCORPORATION
OF
SELECT COMFORT CORPORATION

The undersigned, Mark A. Kimball, being the Secretary of Select Comfort Corporation (the “Corporation”), a corporation organized under and subject to the provisions of Minnesota Statutes, Chapter 302A, does hereby certify that pursuant to actions duly taken by the Board of Directors and shareholders of the Corporation, a resolution was adopted that Article VI of the Third Restated Articles of Incorporation of the Corporation be amended and restated in its entirety as follows:

ARTICLE VI

Except with respect to the election of directors, the shareholders shall take action at a meeting of shareholders by the affirmative vote of a majority of the voting power of the shares of capital stock represented and entitled to vote at a duly held meeting or such larger proportion or number as is required by law or these Articles of Incorporation.

Each director shall be elected at a meeting of shareholders by the affirmative vote of a majority of the voting power of the shares of capital stock represented and entitled to vote on the election of directors at the meeting, provided that directors shall be elected by the affirmative vote of a plurality of the voting power of the shares of capital stock represented and entitled to vote at a duly held meeting for which the number of nominees for election to the Board of Directors (other than nominees withdrawn on or prior to the day preceding the date the Corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected.

For purposes of this Article VI, a “meeting of shareholders” shall mean a meeting of shareholders which satisfies the notice and quorum requirements imposed by the Bylaws of the Corporation, except as otherwise provided by law.

This amendment has been approved pursuant to Minnesota Statutes, Chapter 302A.  I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this amendment under oath.

IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of May, 2010.

           SELECT COMFORT CORPORATION

           By:           /s/ Mark A. Kimball
          Mark A. Kimball, Secretary